Exhibit 10.4(c)

CHANGE OF CONTROL AGREEMENT

This CHANGE OF CONTROL AGREEMENT by and between CLARCOR Inc., a Delaware corporation (the “Corporation” or the “Company”), and ___________ (the “Executive”) is dated as of _________________.

W I T NE S S E T H

WHEREAS, the Corporation wishes to attract and retain well-qualified executive and key personnel and to assure both itself and the Executive of continuity of management in the event of any actual or threatened Change of Control (as defined in Section 2) of the Corporation;

WHEREAS, to achieve this purpose, the Compensation Committee of the Board of Directors of the Corporation (the “Committee” and “Board”, respectively) has approved this Agreement as being in the best interests of the Corporation and its stockholders.

NOW, THEREFORE, it is mutually agreed as follows:

1. Operation of Agreement. The “Effective Date of this Agreement” or “Effective Date” shall be the date on which a Change of Control occurs.

2. Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean:

(a)    The acquisition (other than from the Corporation) by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Corporation or a wholly-owned subsidiary or any employee benefit plan thereof, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of common stock or the combined voting power of the Corporation’s then outstanding voting securities entitled to vote generally in the election of directors; provided, however, no Change of Control shall be deemed to have occurred for any acquisition by any corporation with respect to which, following such acquisition, more than 60% of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the then outstanding shares of common stock or the combined voting power of the Corporation’s then outstanding voting securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Corporation’s then outstanding common stock and then outstanding voting securities, as the case may be;

(b)    Individuals who, as of the date hereof, constitute the Board (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Corporation, as such terms arc used in Rule 14a-l 1 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(c)    Consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Corporation immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 60% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation’s then outstanding voting securities, or

(d)    Approval by the stockholders of the Corporation of a liquidation or dissolution of the Corporation or of the sale of all or substantially all of the assets of the Corporation.

3. Employment.

(a)    The Corporation hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Corporation during the entirety of the Employment Period (defined in paragraph (c) below), to exercise such authority and perform such executive duties as are commensurate with the authority being exercised and duties being performed by the Executive during the 90-day period immediately prior to the Effective Date of this Agreement, which services shall be performed at the location where the Executive was employed immediately prior to the Effective Date of this Agreement. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Corporation and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Corporation in accordance with this Agreement, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date of this Agreement, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date of this Agreement shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Corporation.

(b)    The Executive and the Corporation acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Corporation, the employment of the Executive by the Corporation is “at will” and, prior to the Effective Date of this Agreement and except as otherwise provided herein, may be terminated by either the Executive or the Corporation at any time. Moreover, except as provided in Section 5(b) below, if prior to the Effective Date of this Agreement, (i) the Executive’s employment with the Corporation terminates or (ii) the Executive ceases to be an officer of the Corporation, then the Executive shall have no further rights under this Agreement. In addition, no reference in this Agreement regarding the Executive holding any future position or title within the Corporation shall imply any obligation on the part of the Corporation, the Committee or the Board to grant such position or title to the Executive.

(c)    “Employment Period” shall mean the period commencing on the Effective Date of this Agreement and ending on the earlier to occur of the third anniversary of such date or the Executive’s normal retirement date under the Corporation’s retirement plans.

4. Compensation, Compensation Plans, Benefits and Perquisites. During the Employment Period, the Executive shall be compensated as follows:

(a)    Executive shall receive an annual salary at a monthly rate at least equal to the highest monthly base salary paid or payable to the Executive by the Corporation during the 36 calendar months immediately prior to the Effective Date of this Agreement, with the opportunity for increases, from time to time thereafter, which are in accordance with the Corporation’s regular practices. Annual salary shall not be reduced after any such increase, and the term “salary” as utilized in this Agreement shall refer to such annual salary as increased.

(b)    Executive shall be eligible to participate, at the highest target percentage rate or target participation level in which he participated during any of the 36 months immediately prior to the Effective Date, in the Corporation’s 2014 Incentive Plan, Annual Incentive Plan and other bonus and incentive compensation plans (whether now or hereinafter in effect) in which he was participating at any time during the 12 month period immediately prior to the Effective Date of this Agreement.

(c)    Executive shall be entitled to receive, at no greater cost to the Executive than the cost paid or payable by him immediately prior to the Effective Date of this Agreement, (i) at least the same employee benefits and perquisites that he was receiving (or was authorized to receive but elected not to receive), and (ii) to participate in any benefit or perquisite plan in which he was participating (or in which he was authorized to participate but elected not to do so), in each case at any time during the 12 month period immediately prior to the Effective Date of this Agreement. Upon the Effective Date of this Agreement and thereafter for the period specified in Section 6(a)(iii) of this Agreement, the Corporation shall not (A) modify any benefit or perquisite plan applicable to the Executive (notwithstanding any terms of such plan that otherwise allows the same to be modified) unless such modification results in the Executive, at no greater cost to him, receiving and/or being eligible to receive benefits and perquisites at least equal to those provided to him prior to such modification, or (B) terminate any benefit or perquisite plan applicable to the Executive (notwithstanding any terms of such plan that otherwise allows the same to be terminated) unless the Corporation replaces the same with a plan under which the Executive, at no greater cost to the Executive, receives and/or is eligible to receive benefits and perquisites at least equal to those provided to him under the terminated plan.

5. Termination.

(a)    The term “Termination” shall mean termination by the Corporation of the employment of the Executive with the Corporation for any reason other than death, Disability or Cause (as defined below), or resignation of the Executive upon the occurrence of any of the following events:

(i) A material adverse reduction in the nature or scope of the Executive’s authority, duties or responsibilities from those referred to in Section 3, as determined in good faith by the Executive;

(ii) A relocation of the Executive more than 35 miles from the Executive’s workplace, or a relocation of the principal offices of the Executive’s workplace more than 35 miles from the location Executive’s principal residence, in each case without the consent of the Executive;

(iii) A reduction in the compensation, compensation plans, benefits or perquisites from those provided in Section 4, or the breach by the Corporation of any other provision of this Agreement;

(iv) The failure of any successor to the Corporation to assume this Agreement or a material breach of the Agreement by the Corporation or its successors; or

(v) A good-faith determination by the Executive that as a result of a Change of Control and a change in circumstances thereafter significantly affecting his position, he is unable to exercise the authorities, powers, function or duties attached to his position and contemplated by Section 3 of the Agreement.

(b)    Notwithstanding anything in this Agreement to the contrary, if the Executive’s employment is terminated within the period beginning 180 days prior to the first public announcement of an intended Change of Control (or if none, then the date that is 180 days prior to the date the Change of Control occurs) and ending on the date the Change of Control occurs, and Executive reasonably demonstrates that such termination was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change of Control and who effectuates a Change of Control, then for all purposes of this Agreement, a Termination shall be deemed to have occurred, and the date of the Change of Control shall be deemed to mean the date immediately prior to the date of such termination of employment.

(c)    For purposes of this Section 5, any good-faith determination made by the Executive shall be conclusive.

(d)    The term “Cause” means fraud, misappropriation or intentional material damage to the property or business of the Corporation or commission of a felony.

(e)    For purposes of this Agreement, Executive shall be deemed to have a “Disability” (and to be “Disabled”) if he has been determined by the Incumbent Board (as defined in Section 2(b)) based on competent medical evidence, to have a physical or mental disability that renders him incapable, after reasonable accommodation by the Corporation, of performing his duties under this Agreement.

6. Termination Payments.

(a)    In the event of a Termination of Executive during the Employment Period, and in addition to paying the Executive any accrued and unpaid salary, benefits and vacation time, the Corporation shall pay to the Executive and provide him with the following (the “Termination Payments”);

(i)    A lump-sum cash payment equal to three times the sum of (A) the Executive’s Base Salary (as defined below) plus (B) the Executive’s Annual Bonus (as defined below);

(ii)    A pro-rata share of the Annual Bonus (as defined below) corresponding to the year of termination, based on the number of days worked in the bonus period during the year in which employment terminates; and

(iii)     continued Benefits and Perquisites for the three year period following the Termination;

(b)    For purposes of this Agreement, the following terms shall be defined as follows:

(i)    “Base Salary” shall mean the amount in effect under Section 4(a) immediately prior to the date of Termination;

(ii)    “Annual Bonus” shall mean the greater of (i) the Executive’s target bonus for the fiscal year of Termination, or (ii) the mathematical average of the actual bonuses that the Executive received or, if not paid to him, that he was entitled to receive, in respect of the three fiscal years prior to the year of Termination; and

(iii)     “Benefits and Perquisites” shall mean the benefits and perquisites to which the Executive was receiving or entitled to receive under Section 4(c), and subject to the same restrictions regarding the modification and termination of benefits and perquisite plans set forth therein, immediately prior to the date of Termination.

(c)    In the event of Termination of the Executive during the Employment Period, and notwithstanding the contrary provisions of any agreement signed in connection with the grant of any options or restricted stock units (whether prior to or after the date of this Agreement), all options and restricted stock units granted to the Executive outstanding immediately prior to the Termination shall, to the extent not then vested, fully vest. All such stock options become exercisable as of the date of the Termination, and Executive shall have the right to exercise any such stock option until the earlier to occur of (i) one (1) year from the date of Termination and (ii) the expiration date of such stock option as set forth in the agreement evidencing such option.

(d)    If benefits or service credits or the right to accrue further benefits or service credits under any plan referred to in Section 4(b) or (c) shall not be payable or provided under such plan to the Executive, or his dependents, beneficiaries and estate because he is no longer an employee of the Corporation, the Corporation itself shall, to the extent necessary, pay or provide for payment of such benefits and service credits for such benefits to the Executive, his dependents, beneficiaries and estate.

(e)    The Termination Payments payable under this Agreement shall be in lieu of and subject to offset for any termination, severance or similar payments and benefits provided under any employment agreement or severance plan or policy of the Corporation to which the Executive may be a party or under which he maybe covered. Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Agreement shall affect or limit the Executive’s right to receive (i) payment of any compensation or the issuance of any securities which the Executive deferred under any deferred compensation plan of the Corporation, or (ii) any amounts due or belonging to the Executive under any Retirement Program, Employee Stock Purchase Plan, 401(k) plan.

(f)    Unless otherwise required under Section 9(e) of this Agreement, all Termination Payments shall be made within 30 days following the date of Termination.

7. Additional Covenants.

(a)    There shall be no obligation on the part of the Corporation to provide any further payments or benefits (other than benefits or payments already earned, accrued or paid) described in Section 6 if, (i) during the Employment Period, the Executive shall be employed by or otherwise engaged or be interested (other than as a passive owner of less than 1% of the outstanding securities of a publicly-owned entity) in any business which directly competes with any business of the Corporation or of any of its subsidiaries at such time and (ii) such employment or activity is likely to cause, or causes, serious damage to the Corporation or any of its subsidiaries at such time.

(b)    Executive covenants and agrees that during the Employment Period and for a 2 year period thereafter, Executive shall not (i) directly or indirectly solicit or encourage any person to leave his/her employment with the Corporation or assist in any way with the hiring of any employee of the Corporation by any other business; and/or (ii) solicit business from or sell to, any of the Corporation’s clients or customers or any other person, firm or corporation to whom the Corporation has sold products or services where such solicitation or sale would involve the sale of products or services competitive with those sold by the Corporation.

(c)    During and after the Employment Period, he shall retain in confidence any confidential information known to him concerning the Corporation and its subsidiaries and their respective businesses. The term confidential information does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Executive; or (ii) becomes available to the Executive on a non-confidential basis from a source other than the Corporation provided that such source is not known by the Executive to be bound by a confidentiality agreement or obligation with the Corporation or one of its representatives. Notwithstanding the foregoing, a breach by the Executive of this Section 7(c) shall not be used to set-off or delay amounts payable under this Agreement.

(d)    During the 90 days following the Termination of employment and provided that Company has performed all obligations to have been performed during such time period and has acknowledged in writing that it will continue such performance, Executive shall provide such assistance and cooperation as the Corporation may reasonably require to transfer knowledge and otherwise assist in a transition of Executive’s responsibilities to one or more other individuals designated by the Corporation, provided, however, that (i) all such assistance and cooperation shall be provided at times that are mutually convenient to Executive and the Corporation, (ii) Executive shall not be required to spend more than 20 hours in the aggregate providing such assistance and cooperation (unless Executive otherwise agrees in writing to do so, and then pursuant to the terms of such agreement); and (iii) the Corporation shall pay or reimburse Executive for all out of pocket costs (travel, lodging, meals, etc.) associated with providing such assistance and cooperation.

(e)     Following the Termination of employment, neither Corporation nor Executive shall disparage the other in any verbal or written communication, and shall provide a statement regarding the termination of their employment relationship only if necessary and any such statement shall be limited to communicating that the parties have amicably terminated their employment relationship pursuant to the terms of this Agreement. If Corporation is contacted by any third party seeking a reference regarding Executive, then in addition to the foregoing statement, Corporation may confirm only the period of time during which the Executive was employed by the Corporation and the capacity or title under which he was so employed.

(e)    Executive acknowledges and agrees that irreparable harm would result from any breach or threatened breach by Executive of the provisions of this Section 7, and monetary damages alone would not provide adequate relief for any such breach. Accordingly, if Executive breaches such provisions, injunctive relief in favor of the Corporation is proper without the necessity of the Corporation posting bond. Moreover, any award of injunctive relief shall not preclude the Corporation from seeking or recovering any lawful compensatory damages which may have resulted from a breach of this Agreement, including a forfeiture of any payments not made and a return of any payments already received.

(f) The parties recognize the possibility that the Executive may execute in the future or may have executed in the past other agreements with the Corporation or its affiliates, including in connection with the awarding of stock options (“Additional Agreements”) that contain restrictive covenants similar to those provided for in this Section 7. It is intended that the Corporation and its affiliates at all times be afforded the broadest benefit and protection possible under this Section 7 and the similar provisions of any Additional Agreements. Consequently, Section 7 of this Agreement and the provisions of any Additional Agreements that address similar subject matters shall be read together and their terms combined in the manner most restrictive to the Executive and most protective to the Corporation and its affiliates, irrespective of the order in which such Additional Agreements and/or this Agreement were executed. To the extent that any such provisions of any Additional Agreement differ from, conflict with or are inconsistent with any provisions of any other Additional Agreement or with this Section 7, the provisions most restrictive to the Executive and most protective to the Corporation and its affiliates shall control.

8. No Obligation to Mitigate Damages. The Executive shall not be obligated to seek other employment in mitigation of amounts payable or arrangements made under the provisions of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Corporation’s obligations under this Agreement. Notwithstanding the foregoing, in the event that (i) Executive is in fact receiving (and not merely entitled or eligible to receive) medical benefits that are provided by another employer and that are equivalent to or better for Executive and his dependents than those benefits then being provided by the Corporation and (ii) Executive does not believe that he or any of his dependents is at risk of losing or suffering a material reduction of such medical benefits within the next 18 months, he shall so notify the Corporation and the Corporation may thereafter cease providing such benefits.

9. Excise Tax Avoidance; Section 409A.

(a)     Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment, benefit, vesting or distribution to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would but for this Section 9 be subject to the excise tax imposed by §4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any comparable successor provisions (the “Excise Tax”), then the Payments shall be either (i) provided to Executive in full, or (ii) provided to Executive as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Any determination required under this Section 9 shall be made in writing in good faith by the Company's independent certified public accountants, appointed prior to any change in ownership (as defined under Code §280G(b)(2), and/or tax counsel selected by such accountants (the “Accounting Firm”) in accordance with the principles of §280G of the Code. In the event of a reduction of Payments hereunder, the Payments shall be reduced as follows: (i) first from cash payments which are included in full as parachute payments, (ii) second from equity awards which are included in full as parachute payments, (iii) third from cash payments which are partially included as parachute payments, and (iv) fourth from equity awards that are partially included as parachute payments. In applying these principles, any reduction or elimination of the Payments shall be made in a manner consistent with the requirements of Code Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. For purposes of making the calculations required by this Section 9, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section 9. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(b)             If, notwithstanding any reduction described in this Section 9, the Internal Revenue Service (the “IRS”) determines that Executive is liable for the Excise Tax as a result of the receipt of the Payments as described above, then Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of the Payments equal to the “Repayment Amount.”  The Repayment Amount with respect to the Payments shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive's net after-tax proceeds with respect to the Payments (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized.  The Repayment Amount with respect to the Payments shall be zero if a Repayment Amount of more than zero would not result in Executive's net after-tax proceeds with respect to the Payments being maximized.  If the Excise Tax is not eliminated pursuant to this paragraph, Executive shall pay the Excise Tax.

(c)            Notwithstanding any other provision of this Section 9, if (i) there is a reduction in the Payments as described in this Section 9, (ii) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive's net after-tax proceeds (calculated as if Executive's Payments had not previously been reduced), and (iii) Executive pays the Excise Tax, then the Company shall pay to Executive those Payments which were reduced pursuant to this subsection as soon as administratively possible after Executive pays the Excise Tax so that Executive's net after-tax proceeds with respect to the Payments are maximized.

(d)    For the avoidance of doubt, Executive acknowledges he is solely responsible for the payment of any Excise Tax and that the Company will not reimburse or otherwise indemnify him for such amount.  Any reimbursements or repayments provided under this subsection shall be made strictly in accordance with Section 409A of the Code, including Treasury Regulation 1.409A-3(i)(1)(v).

(e)    Notwithstanding anything in this Agreement to the contrary, if any payments or benefits due to the Executive hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code (“Section 409A”), such payments or benefits shall be restructured in a manner which does not cause such an accelerated or additional tax. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s separation from service shall instead be paid on the first (1st ) business day after the date that is six (6) months following the Executive’s date of Termination (or death, if earlier), with interest from the date such amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Code, for the month in which payment would have been made but for the delay in payment required to avoid the imposition of an additional rate of tax on the Executive under Section 409A. With respect to perquisites or other non-cash benefits (or any portions thereof) that would otherwise cause an application of an accelerated or additional tax under Section 409A if provided during the six (6) months following the Executive’s separation from service, the Executive shall pay the costs of these perquisites or other non-cash benefits directly (or pay the Corporation for the cost thereof) during such six (6) month period. On the first (1st) business day after the date that is six (6) months following the Executive’s date of Termination (or death, if earlier), the Corporation will reimburse the Executive any amounts so paid by the Executive for these perquisites or other non-cash benefits, plus interest thereon at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Code.

10.    Full Settlement. The Corporation’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off counterclaim, recoupment, defense or other claim, right or action which the Corporation may have against the Executive or others. The Corporation agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Corporation, the Executive or others of the validity or enforceability or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(fl(2)(A) of the Code.

11.    Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Corporation or, in the case of the Corporation, at its principal executive offices.

12.    Non-Alienation. The Executive shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Agreement; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or the laws of descent and distribution.

13.    Governing Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Delaware without regard to any conflict of laws provision thereof.

14.    Amendment. This Agreement may be amended or canceled by mutual agreement of the parties in writing without the consent of any other person, and, so long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

15.    Arbitration. Any dispute or controversy between the Corporation and the Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration administered in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of the Corporation and the Executive, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected by the then President of the Tennessee Bar Association. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief or as required by law, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Corporation and the Executive. The Corporation and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The arbitration proceeding shall be conducted in Nashville, Tennessee or such other location to which the parties may agree. The Corporation shall pay the costs of any arbitrator appointed hereunder.

16.    Successors.

(a)    This Agreement is personal to the Executive and without the prior written consent of the Corporation shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)    This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors and assigns.

(c)    The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. As used in this Agreement, “Corporation” shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. Any failure by the Corporation to comply with and satisfy this Section 16(c) shall constitute a Termination as provided in Section 5 of this Agreement, provided that such successor has received at least ten days’ prior written notice from the Corporation or the Executive of the requirements of this Section 16(c).

17.    Severability. In the event that any provision or portion of this Agreement shall he determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall he unaffected thereby and shall remain in full force and effect.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and pursuant to the authorization from the Compensation Committee of its Board of Directors, the Corporation has caused these presents to be executed in its name on its behalf and its corporate seal to be hereunto affixed and attested by its Secretary, all as of the day and year first above written.

EMPLOYEE ____________________________________	CLARCOR Inc. ____________________________________

ATTEST: ____________________________________